Exhibit 21
Subsidiaries of the Registrant

Legal Name	State of Incorporation
PHD Group Holdings LLC	Delaware
PHD Intermediate LLC	Delaware
Portillo’s Holdings, LLC	Delaware
Portillo’s Hot Dogs, LLC	Delaware
PHD Card Services, LLC	Florida